Filed Pursuant To Rule 433

Registration No 333-286293

September 17, 2025

Tweet 1: https://x.com/PeterMintzberg/status/1968455083214983201

Grayscale Digital Large Cap Fund $GDLC was just approved for trading along with the Generic Listing Standards. The Grayscale team is working expeditiously to bring the *FIRST* multi #crypto asset ETP to market with Bitcoin, Ethereum, XRP, Solana, and Cardano #BTC #ETH $XRP $SOL $ADA

Tweet 2:https://x.com/PeterMintzberg/status/1968455086058713188

Thank you to the SEC #Crypto Task Force for their continued, unmatched efforts in bringing the regulatory clarity our industry deserves

Tweet 3: https://x.com/PeterMintzberg/status/1968455090705928477

Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.

Grayscale Digital Large Cap Fund LLC ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.